RESEARCH SPONSORSHIP AND LICENSE AGREEMENT

Effective this 24th day of January, 2006 (“EFFECTIVE DATE”), President and Fellows of Harvard College, a charitable corporation of Massachusetts having an office at 25 Shattuck Street, Boston, MA 02115 (“HARVARD”), and DNAPrint Genomics, Inc. a corporation organized and existing under the laws of Utah and having its principal offices at 900 Cocoanut Ave., Sarasota FL 34231 (“COMPANY”) agree as follows:

BACKGROUND

A. HARVARD, by virtue of its role as an educational institution, carries out scientific research through its faculty, staff and students and is committed to bringing the results of that research into widespread use to the extent it is permitted to do so by its “Statement of Policy in Regard to Inventions, Patents and Copyrights” (dated November 3, 1975 and amended on March 17, 1986, February 9, 1998 and August 10, 1998), by its agreements with sponsors of research, and by the provisions of 35 USC §§200-212 and 37 CFR §401 et seq. and regulations pertaining thereto.

B. HARVARD holds certain rights in and to certain technology relating to diabetes, which technology was developed with the support of the National Institutes of Health.

C. COMPANY wishes to provide research sponsorship under which Dr. Jose A. Halperin (“PRINCIPAL INVESTIGATOR”) will lead at Harvard Medical School a research project that relates to such technology.

D. PRINCIPAL INVESTIGATOR wishes to perform such research project in accordance with the terms and conditions set forth in this Research Sponsorship and License Agreement (hereinafter, “Agreement”).

E. COMPANY wishes to obtain from HARVARD an exclusive license under the LICENSED PATENT RIGHTS, as defined below, to develop, make and sell LICENSED PRODUCTS, as defined below.

F. COMPANY is prepared and intends to diligently develop LICENSED PRODUCTS and to bring them to market in accordance with the terms of this Agreement.

1. DEFINITIONS

  As used in this Agreement, the following terms shall have the following meanings:

1.1 “AFFILIATE” means: with respect to COMPANY and SUBLICENSEES, any person, corporation, company, partnership, joint venture, firm and/or other form of entity which controls, is controlled by or is under common control with COMPANY or a SUBLICENSEE. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls twenty percent (20%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint twenty percent (20%) or more of the members of the governing body of the organization or other entity.

1.2 “COMPANY REPRESENTATIVE” means: Mr. Richard Gabriel or such other representative as COMPANY may subsequently designate in writing.

1.3 “HARVARD PATENT RIGHTS” means the following PATENT RIGHTS, in each case to the extent owned and controlled by HARVARD:

(a) provisional patent application U.S.S.N. 60/203,254, utility patent applications U.S.S.N. 09/835,752, U.S.S.N. 10/833,581 and U.S.S.N. 10/870,342, and international patent application PCT/US04/19392;

(b) any and all PATENT RIGHTS that claim, and are entitled to, priority from the application(s) set forth in clause (a), but only with respect to claims in PATENT RIGHTS that claim the subject matter specifically disclosed in the applications set forth in clause (a) and are dominated by the claims of the applications set forth in clause (a); and

(c) any and all PATENT RIGHTS that claim RESEARCH RESULTS, but only to the extent they claim subject matter included in the RESEARCH RESULTS.

1.4 “JOINT INVENTION” means: Any invention made jointly by (a) the PRINCIPAL INVESTIGATOR and/or any other HARVARD employee, student, trainee (including without limitation post-doctoral research fellows) or contractor, in the performance of the RESEARCH during the RESEARCH PERIOD, and (b) one or more employees or consultants of COMPANY.

1.5 “JOINT PATENT RIGHTS” means: Any and all PATENT RIGHTS that claim, and only to the extent they so claim, a JOINT INVENTION. To the extent that any such claim covers subject matter that is not a JOINT INVENTION, such subject matter and any and all rights in it shall be excluded from JOINT PATENT RIGHTS.

1.6 “JOINT TECHNOLOGY” means: JOINT PATENT RIGHTS and JOINT INVENTIONs.

1.7  “KIT” means: Any product for the detection of glycated CD-59 protein in any human or animal body fluid, tissue or sample for the generation of Clinical Diagnostic Information, which product contains multiple components for the performance of any immunoassay, at least one of which component(s) is an antibody directed at glycated CD-59 protein, or any portion or fragment thereof. As used herein, the term “Clinical Diagnostic Information” means information obtained through analysis of a sample derived from an individual human- or animal clinical patient and used in the elucidation of that patient’s medical or veterinary condition in the management of that human or animal patient’s health.

1.8 “LICENSED PRODUCT” means: Any KIT the production, use, sale or importation of which falls within the scope of a VALID CLAIM in the country in which such product is produced, used or sold, or into which such product is imported.

1.9 “LICENSED PATENT RIGHTS” means: HARVARD PATENT RIGHTS and HARVARD’s interest in any JOINT PATENT RIGHTS.

1.10 “NET SALES” means:  The gross amount billed, invoiced, or received (whichever occurs first) by COMPANY, AFFILIATES and any SUBLICENSEE(s) (each, an “INVOICING PARTY”) for sales, leases, or other transfers of LICENSED PRODUCT(s), less:

(a) customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken;

(b) amounts repaid or credited by reason of rejection or return;

(c) amounts credited by INVOICING PARTY for amounts not actually collected despite INVOICING PARTY taking all reasonable action in order to collect such amounts; and

(d) to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes and/or other governmental charges levied on the production, sale, transportation, delivery or use of such LICENSED PRODUCT(s) and paid by or on behalf of such INVOICING PARTY.

NET SALES also includes the fair market value of any non-cash consideration received by COMPANY, AFFILIATES and any SUBLICENSEE(s) in connection with the sale, lease or transfer of LICENSED PRODUCTs. Fair market value will be calculated as of the time of transfer of such non-cash consideration to COMPANY, AFFILIATE or such SUBLICENSEE(s). Transfer of a LICENSED PRODUCT, or a component of a LICENSED PRODUCT, between an INVOICING PARTY and an AFFILIATE of such INVOICING PARTY, or between COMPANY and a SUBLICENSEE for sale by the transferee (or in the case of components of LICENSED PRODUCTS, for incorporation into a LICENSED PRODUCT to be sold by transferee) shall not be considered NET SALES for purposes of ascertaining royalty charges. In such circumstances, the gross sales price and resulting NET SALES price shall be based upon the sale of the LICENSED PRODUCT by the transferee.

1.11 “NON-COMMERCIAL RESEARCH PURPOSES” means: Use or practice of LICENSED PATENT RIGHTS for academic research and other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution that does not involve the production or manufacture of products for sale or the performance of services for a fee. Without limiting the foregoing: (i) “academic research and other not-for-profit or scholarly purposes” includes, in non-limiting fashion, research that leads, or may lead, to patentable or unpatentable inventions that may be licensed or otherwise transferred, either directly or indirectly, to third parties; and (ii) neither (A) receipt of license revenues on account of such inventions or receipt of reimbursements for the costs of preparation and shipping of samples of materials provided to third parties as a professional courtesy, in response to post-publication requests or otherwise in accordance with academic custom nor (B) receipt of funding to cover the direct and/or indirect costs of research, shall constitute sale of products or performance of service for a fee.

1.12 “NON-ROYALTY SUBLICENSE INCOME” means: All amounts received by COMPANY or an AFFILIATE of COMPANY on account of, or in connection with, any SUBLICENSE(s), or the grant of an option to obtain a SUBLICENSE, except for royalties based on NET SALES. NON-ROYALTY SUBLICENSE INCOME also includes the fair market value of any non-cash consideration received by COMPANY and/or AFFILIATES of COMPANY on account of, or in connection with a SUBLICENSE, or the grant of an option to obtain a SUBLICENSE.

1.13 “PATENT RIGHTS” means: any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

1.14 “PROOF OF CONCEPT DATE” means: the date on which the PRINCIPAL INVESTIGATOR or HARVARD notifies COMPANY that PRINCIPAL INVESTIGATOR and/or members of his research team have detected glycated CD-59 in human urine or saliva by means of a monoclonal antibody that recognizes glycated CD-59.

1.15 “RESEARCH” means: The research actually conducted under the direction of the PRINCIPAL INVESTIGATOR by PRINCIPAL INVESTIGATOR and/or other employees, students, trainees (including without limitation post-doctoral research fellows) and contractors of HARVARD in accordance with the research plan set forth in Appendix A (“RESEARCH PLAN”) of this Agreement, as may be amended by mutual agreement of COMPANY and HARVARD, during the RESEARCH PERIOD and funded by COMPANY pursuant to this Agreement.

1.16 “RESEARCH PERIOD” means: The period beginning on the EFFECTIVE DATE and ending on the date three years thereafter, which period may be extended by mutual written agreement of duly-authorized representatives of HARVARD and COMPANY.

1.17 “RESEARCH RESULTS” means: Any and all inventions, materials, methods, processes, know-how and results discovered or acquired by, or on behalf of, PRINCIPAL INVESTIGATOR and/or any other employees, students, trainees (including without limitation post-doctoral research fellows) or contractors of HARVARD in performance of the RESEARCH, except JOINT INVENTIONS.

1.18 “SERVICES” means: The performance by or on behalf of COMPANY, any SUBLICENSEE, or any AFFILIATE of COMPANY or any SUBLICENSEE, of clinical diagnostics using one or more LICENSED PRODUCTS on a for-fee basis for any third party.

1.19 “SERVICE INCOME” means: All amounts and other consideration received by COMPANY, any SUBLICENSEE, or any AFFILIATE of COMPANY or any SUBLICENSEE, for or in connection with the performance of SERVICES; provided that in the event that COMPANY or an AFFILIATE of COMPANY receives non-monetary consideration in connection with any such services or in the case of transactions not at arm’s length, SERVICE INCOME shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.20 “SUBLICENSE” means: Any right granted, license given, or agreement entered into, by COMPANY to or with any other person or entity, under or with respect to or permitting any use of any of the LICENSED PATENT RIGHTS (or any part thereof) or otherwise permitting the development, manufacture, marketing, distribution and/or sale of LICENSED PRODUCTS (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense or as an agreement with respect to the development and/or manufacture and/or sale and/or distribution and/or marketing of LICENSED PRODUCTS). For clarity, “SUBLICENSE” does not include a grant by COMPANY, a SUBLICENSEE or an AFFILIATE as part of a sale of a LICENSED PRODUCT to an independent third party of the implied license (a) to use such LICENSED PRODUCT or (b) to resell such LICENSED PRODUCT, provided that the only consideration (whether monetary or non-monetary) received by COMPANY, such SUBLICENSEE or such AFFILIATE in connection with such grant is the fair market value of the LICENSED PRODUCT sold.

1.21 “VALID CLAIM” means: A claim within a patent or patent application of HARVARD PATENT RIGHTS or JOINT PATENT RIGHTS so long as: (a) such claim shall not have been held invalid in a final non-appealable court judgment or patent office decision and (b) the patent or patent application that includes such claim shall not have been held unenforceable in a final non-appealable or unappealable court judgment.

1.22  The terms “35 USC §§200-212” and “37 CFR §401” include all amendments to those statutes.

1.23 The terms “sold”, “sale” and “sell” include, without limitation, leases and other transfers and similar transactions.

2. SPONSORED RESEARCH

2.1 PRINCIPAL INVESTIGATOR will use reasonable efforts to perform the RESEARCH in accordance with the RESEARCH PLAN; however, failure to complete all aspects of the RESEARCH or to achieve any particular result(s) shall not be deemed a breach of this Agreement.

2.2. The RESEARCH will be directed and supervised by the PRINCIPAL INVESTIGATOR, who shall have primary responsibility for the performance of the RESEARCH.

2.3 (a) If the PRINCIPAL INVESTIGATOR ceases to supervise the RESEARCH for any reason, HARVARD will so notify COMPANY, and HARVARD may attempt to find, among the scientists at HARVARD, a scientist or scientists acceptable to COMPANY to assume the supervision of the RESEARCH in place of such PRINCIPAL INVESTIGATOR. If HARVARD does not propose to COMPANY any scientist(s) to assume supervision of the RESEARCH, or if the scientist(s) so proposed is/are unacceptable to COMPANY, within sixty (60) days after HARVARD’s notice to COMPANY, COMPANY may, in its sole discretion, elect to terminate the funding of the RESEARCH. COMPANY shall promptly advise HARVARD in writing if COMPANY so elects. Nothing contained in this subparagraph 2.3(a), shall be deemed to impose an obligation on HARVARD to propose or successfully find a replacement for the PRINCIPAL INVESTIGATOR.

(b) If the PRINCIPAL INVESTIGATOR determines that it is not technologically feasible to accomplish the goals of the RESEARCH, he will so notify COMPANY in writing. COMPANY thereafter may elect, in its sole discretion: (i) to discontinue the funding of the RESEARCH at any time following the date one (1) year after the EFFECTIVE DATE on 90 days’ written notice to HARVARD; or (ii) to negotiate with HARVARD a mutually-acceptable, revised RESEARCH PLAN to be performed pursuant to this Agreement.

Termination of funding pursuant to subparagraphs (a) or (b) of this Paragraph shall terminate HARVARD’S obligations pursuant to Paragraph 2.1 above with respect to the RESEARCH, and shall be COMPANY’s sole remedy with regard to same, but shall not terminate this Agreement or any of the other rights or obligations of the parties under this Agreement. In the event that the research funding is so terminated by COMPANY, COMPANY shall reimburse HARVARD for all uncancellable obligations to third parties incurred or committed to by HARVARD in accordance with the budget set forth in Appendix C with regard to the RESEARCH through the date of such termination of funding. These include uncancellable obligations such as salaries and associated fringe benefits through any applicable required termination notice period and obligations under contracts or purchase orders entered into or made prior to such termination of the funding.

2.4 The scope of work attempted to be directed by PRINCIPAL INVESTIGATOR under this Agreement shall be limited to the RESEARCH and the RESEARCH PERIOD.

2.5 (a) COMPANY shall pay HARVARD in support of the RESEARCH during the RESEARCH PERIOD an aggregate amount of of two-million-five-hundred-thirty-four-thousand-six-hundred-ninety-nine dollars ($2,534,699). Such amount shall be paid in accordance with the schedule set forth in Appendix B of this Agreement, entitled, “Research Sponsorship Payment Schedule”. The above amounts shall be used to further the RESEARCH in accordance with the budget set forth in the attached Appendix C, entitled, “Budget”.

(b) Checks should be made payable to President and Fellows of Harvard College and should identify COMPANY and the PRINCIPAL INVESTIGATOR and be sent to:

Sponsored Programs Administration
Gordon Hall, Room 509
25 Shattuck Street
Boston, MA 02115

Attn.: Director

(c) HARVARD shall not be obliged to expend funds in excess of those provided under this Article to conduct the RESEARCH. HARVARD and COMPANY each acknowledges that funds provided under this Agreement supplement research funding provided by the National Institutes of Health and, therefore, constitute partial support for the RESEARCH.

(d) Nothing in this Agreement shall be interpreted to prohibit HARVARD or the PRINCIPAL INVESTIGATOR from seeking and receiving funding from non-commercial sources, including government agencies and foundations, or from commercial entities for non-commercial purposes, to further support the RESEARCH; provided that such funding shall not be on terms that give such entity(ies) any rights to use any INVENTION(s) or JOINT INVENTION(s) (subject to any non-exclusive license for governmental purposes or other governmental or non-commercial rights reserved by a sponsor(s) as a condition of award of such funding). The PRINCIPAL INVESTIGATOR shall notify HARVARD’s Office of Technology Development and COMPANY (i) upon making application for- and (ii) upon receipt of any such funding.

2.6 PRINCIPAL INVESTIGATOR shall keep COMPANY reasonably informed and updated concerning the RESEARCH, its progress and its results on a regular oral basis, and shall meet with representatives of COMPANY on a quarterly basis, at a time and in a place that is mutually convenient for those concerned, to discuss the progress of the RESEARCH. In addition, PRINCIPAL INVESTIGATOR shall submit written, semi-annual reports to COMPANY, setting forth the RESEARCH RESULTS in sufficient detail to keep COMPANY reasonably apprised of the progress of the RESEARCH. The first such report will be due on- or before the date six (6) months after the EFFECTIVE DATE. Within sixty (60) days after the earlier of (i) expiration of the RESEARCH PERIOD or (ii) termination of this Agreement, the PRINCIPAL INVESTIGATOR shall submit a comprehensive, final written report to COMPANY.

2.7 (a) Prior to public presentation or submission to a journal, the PRINCIPAL INVESTIGATOR agrees to submit for review to COMPANY Representative the content of any manuscript, abstract, or presentation containing data and results of the RESEARCH.

(b) Within 30 days of receipt of an early draft manuscript or 10 days after receipt of an abstract or presentation from PRINCIPAL INVESTIGATOR, COMPANY shall submit its comments, if any, to the PRINCIPAL INVESTIGATOR. The PRINCIPAL INVESTIGATOR shall not be bound to incorporate COMPANY’s comments. The PRINCIPAL INVESTIGATOR has sole decision-making authority over publication content.

(c) If COMPANY has reason to believe that any such manuscript or abstract reveals a potentially patentable invention within the RESEARCH RESULTS or JOINT INVENTION, COMPANY shall so notify HARVARD and PRINCIPAL INVESTIGATOR in writing promptly and within the time periods indicated in subparagraph 2.7(b), above. In such case, PRINCIPAL INVESTIGATOR agrees to delay publication or public presentation, for purposes of patent filing, until the earliest to occur of the following: (i) a U.S. patent application has been filed by HARVARD (or COMPANY, if HARVARD declines to file such a patent application with regard to a JOINT INVENTION); (ii) HARVARD’s Office of Technology Development has determined, in consultation with COMPANY, that no patentable invention within the RESEARCH RESULTS exists; or (iii) 30 days have passed from the date of such notification by COMPANY.
(d) Any obligations assumed by HARVARD under subparagraphs (a), (b) and (c) of this Paragraph shall be excused in the event of termination of this Agreement or termination of rights granted to COMPANY pursuant to Article 3 hereof.

2.8 PRINCIPAL INVESTIGATOR will promptly report any invention within the RESEARCH RESULTS or JOINT INVENTION to HARVARD. HARVARD will advise COMPANY, promptly and in writing, of each such invention disclosed to HARVARD. Similarly, COMPANY shall notify HARVARD, promptly and in writing, of any such invention of which COMPANY becomes aware.

2.9 COMPANY will not have the right to direct or control the activities of HARVARD or PRINCIPAL INVESTIGATOR in performing the RESEARCH. HARVARD and PRINCIPAL INVESTIGATOR shall act hereunder only as independent contractors, and nothing contained in this Agreement shall be construed to be inconsistent with that relationship or status. Under no circumstances shall HARVARD or any of its faculty, staff, students or agents, including without limitation PRINCIPAL INVESTIGATOR, be considered to be an employee or agent of COMPANY.

3. TITLE

3.1. As between the parties, all rights, title and interest in and to the HARVARD PATENT RIGHTS and the RESEARCH RESULTS are and shall be owned solely and exclusively by HARVARD.

3.2. Subject to the terms of this Agreement, as between the parties, all rights, title and interest in and to the JOINT TECHNOLOGY are and shall be owned jointly by COMPANY and HARVARD.

3.3  All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. In case of dispute between COMPANY and HARVARD over inventorship, mutually acceptable outside patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

4. GRANT OF LICENSE

4.1. HARVARD hereby grants to COMPANY, and COMPANY hereby accepts, an exclusive, worldwide license under the LICENSED PATENT RIGHTS, with the right to grant SUBLICENSEs subject to the terms of this Agreement, to practice the HARVARD PATENT RIGHTS and JOINT PATENT RIGHTS solely (i) to develop, make and have made, use, sell, and import LICENSED PRODUCTs, and (ii) to provide SERVICES. In order to provide COMPANY with commercial exclusivity for so long as the license under the LICENSED PATENT RIGHTS remains exclusive, HARVARD agrees that it will not grant licenses to others to make, sell or import LICENSED PRODUCTS or to provide SERVICES, except as required or permitted under Paragraphs 4.2 or 4.3, for any commercial purpose.

4.2 The granting and exercise of this license is subject to the following conditions:

(a) HARVARD’s “Statement of Policy in Regard to Inventions, Patents and Copyrights,” (dated November 3, 1975 and amended on March 17, 1986, February 9, 1998 and August 10, 1998), 35 USC §§200-212, 37 CFR §401 et seq., applicable governmental implementing regulations and HARVARD’s obligations under agreements with other sponsors of research. Any right granted in this Agreement greater than that permitted under 35 USC §§200-212 or 37 CFR §401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes.

(b) HARVARD reserves the right, for itself and others, to make, use and import LICENSED PRODUCTS for NON-COMMERCIAL RESEARCH PURPOSES.

4.3 All rights reserved to the United States Government and others under 35 USC §§200-212 and 37 CFR §401 shall remain and shall in no way be affected by this Agreement.

5. DEVELOPMENT AND COMMERCIALIZATION

5.1 Appendix D sets forth the development and commercialization plan under which COMPANY intends to develop and sell LICENSED PRODUCTs (the “PLAN”). COMPANY shall be entitled, from time to time, to make such adjustments to the then-applicable PLAN as COMPANY believes, in its good faith judgment, are needed in order to improve COMPANY’s ability to meet the PERFORMANCE MILESTONES, as defined below.

5.2 COMPANY shall use commercially reasonable efforts (including, without limitation, funding consistent therewith) and/or shall cause its AFFILIATES or SUBLICENSEES to use commercially reasonable efforts (including, without limitation, funding consistent therewith):  (i) to develop LICENSED PRODUCTs in accordance with the PLAN during the periods and within the timetable specified therein, (ii) to carry out all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain approval under applicable governmental regulations (e.g., those of the United States Food and Drug Administration or equivalent agency or government body of another country) for the production, use and sale of LICENSED PRODUCTs, (iii) to introduce LICENSED PRODUCTS into the commercial market and (iv) to market LICENSED PRODUCTS, and to keep each LICENSED PRODUCT reasonably available to the public, following introduction thereof into the market. In addition, COMPANY shall achieve the following within the designated time periods:

(a)	within one (1) year after PROOF OF CONCEPT DATE , establish a Scientific Advisory Board that will oversee the development of LICENSED PRODUCTs;

(b)
commence a human clinical trial of a first LICENSED PRODUCT as follows: (i) if the patient data collected in the RESEARCH can be used to support the filing of an investigational device exemption (IDE), within two (2) years of the PROOF OF CONCEPT DATE or, (ii) if the patient data collected in the RESEARCH cannot be used to support the filing of an investigational device exemption (IDE), then within three (3) years of the PROOF OF CONCEPT DATE; and

(c)
within two years of commencement of the human clinical trial described in clause (b), conclude analysis of data from such clinical trial and submit to the FDA any and all documentation required for marketing approval of a first LICENSED PRODUCT.

Each of the activities recited in this Paragraph 5.2 shall be referred to herein as a “PERFORMANCE MILESTONE”.

5.3 COMPANY shall inform HARVARD, on or before the deadline for meeting any PERFORMANCE MILESTONE, whether such PERFORMANCE MILESTONE has been met.

5.4 The COMPANY’s Chief Executive Officer, the PRINCIPAL INVESTIGATOR and the head of HARVARD’s Office of Technology Development shall meet at HARVARD no less than once every six (6) months during the term commencing with the EFFECTIVE DATE and ending upon the first commercial sale of a LICENSED PRODUCT, at times to be mutually agreed upon by the parties, (i) to review the progress being made under the PLAN (including, if progress differs from that anticipated in the PLAN, an explanation by the COMPANY of the reasons for such difference) and the progress being made in any other research and development activities conducted by COMPANY and any SUBLICENSEE(s) relating to LICENSED PRODUCTs, (ii) to review any necessary or desired revisions to the PLAN, either as filed pursuant to Paragraph 5.1 of this Agreement or as subsequently modified, (iii) to review the progress being made towards meeting the PERFORMANCE MILESTONES and (iv) to discuss intended efforts for meeting such PERFORMANCE MILESTONES.

5.5. No later than sixty (60) days after December 31st of each calendar year, COMPANY shall provide to HARVARD a written annual progress report describing progress by COMPANY and any SUBLICENSEE(s) on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending December 31st and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the progress report shall provide the information set forth above for each technology. COMPANY also shall provide any additional data HARVARD reasonably requires to evaluate COMPANY’s performance and compliance with the terms of this Agreement.

5.6. If COMPANY breaches any of its obligations pursuant to Article 5, HARVARD shall notify COMPANY in writing of COMPANY’s failure and shall allow COMPANY ninety (90) days to cure. COMPANY’s failure to cure such breach within such ninety (90) day period shall constitute a material breach of this Agreement and HARVARD shall have the right to terminate this Agreement forthwith.

5.7. Without limiting in any way Harvard’s rights under this Article 5 or any other provision of this Agreement, the parties understand that nothing contained in this Agreement shall be construed as a representation, warranty or guarantee by COMPANY that it will succeed in developing LICENSED PRODUCTS in accordance with the PLAN.

6. SUBLICENSE

6.1 SUBLICENSEs are subject to HARVARD’s approval, which approval shall not be unreasonably withheld. SUBLICENSEs shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with and shall be subject and subordinate to the terms and conditions of this Agreement.

6.2 To the extent applicable, SUBLICENSEs must include provisions necessary to enable COMPANY to perform its obligations under this Agreement and include all of the rights of and obligations due to HARVARD and sponsors of research (which may include, without limitation, the United States Government) contained in this Agreement, including without limitation the rights and obligations set forth in Paragraphs 6.3, 6.4, 6.5, 6.7, 10.4, 10.9, 11.1, 23.3, 23.4 and 23.7, and Articles 4, 16, 17, 18 and 19 hereof.

6.3 No third party to whom COMPANY grants a SUBLICENSE may make a further grant of rights under LICENSED PATENT RIGHTS to any other third party.

6.4 COMPANY shall promptly provide HARVARD with a copy of each SUBLICENSE issued. COMPANY shall also pay to HARVARD all payments due HARVARD on account of sales of LICENSED PRODUCTs by SUBLICENSEEs. COMPANY shall summarize and deliver all information from SUBLICENSEEs required to be included in reports due to HARVARD.

6.5 In the event of termination of this Agreement, or of the license granted under Paragraph 4.1 above (whether in whole or in part - e.g., termination of COMPANY’s rights under a portion of the LICENSED PATENT RIGHTS or in a particular country), each agreement that contains a SUBLICENSE shall terminate, but only to the extent of the SUBLICENSE and, in the event of partial termination of the license granted under Paragraph 4.1 above, only to the extent of any of COMPANY’s terminated rights contained in such agreement. COMPANY shall provide to HARVARD within ten (10) days of termination current contact information for each SUBLICENSEE whose SUBLICENSE is in effect and in good standing as of the date of termination (i.e., any SUBLICENSEE not then in breach of its SUBLICENSE such that COMPANY would have the right to terminate such SUBLICENSE). Each such SUBLICENSEE then shall have ninety (90) days from the date of termination to notify HARVARD, in a written notice that complies with the requirements of Article 22 of this Agreement, that it wishes to negotiate with HARVARD a direct license under LICENSED PATENT RIGHTS. If any SUBLICENSEE fails to provide such notice to HARVARD, such SUBLICENSEE shall have no further rights under LICENSED PATENT RIGHTS. If any SUBLICENSEE provides such notice to HARVARD, HARVARD shall negotiate in good faith with such SUBLICENSEE for a period of up to ninety (90) days from the date of such notice in order to enter into a license agreement consistent with the terms of this Agreement, including, without limitation, the financial terms hereof. HARVARD shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of COMPANY to such SUBLICENSEE. HARVARD shall be under no obligation to negotiate a license with any SUBLICENSEE not reported by COMPANY to HARVARD as having a SUBLICENSE that is in effect and in good standing as of the date of termination of this Agreement or of the date of termination of any of the rights granted to COMPANY pursuant to Paragraph 4.1 hereof.

6.6 COMPANY shall not grant to any SUBLICENSEE any right to participate or otherwise be involved in suing infringers under or otherwise enforcing or defending HARVARD PATENT RIGHTS or JOINT PATENT RIGHTS.

6.7 In the event that COMPANY becomes aware of any breach by a SUBLICENSEE of the terms of the licenses granted hereby, and/or of any terms of a SUBLICENSE agreement in a manner that adversely affects HARVARD, or if HARVARD provides COMPANY with evidence of such a breach, then COMPANY shall enforce its rights with respect thereto under COMPANY’s agreement with such SUBLICENSEE, including, if requested by HARVARD, terminating such agreement, at the cost and expense of COMPANY. COMPANY shall indemnify HARVARD for, and hold it harmless from, any and all damages or losses caused to HARVARD as a result of any such breach by a SUBLICENSEE.

7. LICENSE ISSUE FEE

COMPANY shall pay to HARVARD a non-cancelable, non-refundable, non-creditable license issue fee in the sum of fifty-thousand dollars ($50,000) within ten (10) days of the EFFECTIVE DATE.

8. ANNUAL LICENSE FEE

COMPANY shall pay to HARVARD an annual license fee, as follows:

•	On January 1, 2008, fifty-thousand dollars ($50,000);

•	On January 1, 2009, one-hundred-thousand dollars ($100,000);

•	On January 1, 2010, one-hundred-fifty-thousand dollars ($150,000); and

•	On January 1, 2011 and each January 1 thereafter during the term of the Agreement, two-hundred-fifty-thousand dollars ($250,000);

Each annual license fee due on January 1, 2013 and every January 1 thereafter, and actually paid, shall be creditable against royalties due under Paragraph 9.1 of this Agreement for LICENSED PRODUCTs sold and SERVICES performed after the due date of such payment.

9. OTHER LICENSE PAYMENTS

9.1 COMPANY shall pay to HARVARD a royalty of six percent (6%) of all NET SALES and SERVICE INCOME.

9.2 COMPANY shall pay to HARVARD an amount of thirty percent (30%) of all NON-ROYALTY SUBLICENSE INCOME.

10. REPORTING AND PAYMENT BY COMPANY

10.1 COMPANY shall report to HARVARD the date of first sale of LICENSED PRODUCT in each country within thirty (30) days of occurrence.

10.2
COMPANY shall submit to HARVARD within forty-five (45) days after each calendar quarter year ending March 31, June 30, September 30 and December 31, a report setting forth for such quarter year at least the following information:

(i)  the number of each LICENSED PRODUCT sold by COMPANY and any SUBLICENSEE(s) in each country;

(ii)  total billings for such LICENSED PRODUCTs;

(iii)  deductions applicable to determine NET SALES;

(iv) the amount of SERVICE INCOME and NON-ROYALTY SUBLICENSE INCOME received by COMPANY; and

(v)  the total amount payable to HARVARD in U.S. dollars on NET SALES, SERVICE INCOME and NON-ROYALTY SUBLICENSE INCOME for the applicable calendar quarter, together with the exchange rates used for conversion; or, if no payment is due to HARVARD for any reporting period, the statement that no payment is due.

Such report shall be certified as correct by the Chief Financial Officer of COMPANY. Such Officer shall have a reasonable knowledge of, and access to, information on which such report is based.

10.3 Within 45 days of end of each such calendar quarter, COMPANY shall pay HARVARD all amounts due with respect to NET SALES, SERVICE INCOME and NON-ROYALTY SUBLICENSE INCOME for the applicable calendar quarter. The last such payment shall be due within forty-five (45) days after termination of this Agreement.

10.4 COMPANY shall furnish to HARVARD, and shall cause its AFFILIATES who make, use, market, offer for sale or sell LICENSED PRODUCTs and SUBLICENSEE(s) to furnish HARVARD, within ninety (90) days after the end of each calendar year, commencing at the end of the calendar year in which first commercial sale of a LICENSED PRODUCT is made, with a report, signed by an independent certified public accountant, relating to royalties and other payments due to HARVARD pursuant to this Agreement in respect to the previous calendar year and containing the same details as those specified in Paragraph 10.2 above in respect to the previous calendar year. If during any calendar year no NET SALES and no SERVICE INCOME is generated and no NON-ROYALTY SUBLICENSE INCOME is received, the COMPANY shall deliver a statement to HARVARD signed by an officer of the COMPANY stating such fact and the COMPANY shall not be required to submit a report signed by an independent certified public accountant to HARVARD for such year.

10.5 All payments due under this Agreement shall be deemed received when funds are credited to HARVARD’s bank account and shall be payable by check or wire transfer in United States dollars. If made by wire transfer, such payments shall be marked so as to refer to this Agreement. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal or, if not so reported, then as reported in the New York Times) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments.

10.6 In the event that any payment due under this Agreement is not made when due, such payment shall be subject to a charge of interest at one and one half percent (1 1/2%) per month, or $250, whichever is greater. Interest shall accrue beginning on the first day following the due date as herein specified and shall be compounded quarterly. HARVARD shall not be precluded from exercising any other rights it may have as a consequence of the lateness of any payment.

10.7 COMPANY shall notify HARVARD of any acquisition of COMPANY, merger in which the COMPANY is not the surviving corporation or change of corporate name within thirty (30) days of its occurrence.

10.8 In addition to the contact information contained within Article 22 (“Notices”) of this Agreement, COMPANY immediately shall provide HARVARD with contact information for a financial officer responsible for receipt and approval of invoices for patent costs and handling of inquiries related to payments and reports due hereunder. COMPANY shall report any change in either or both of the contact information required under this Paragraph or Article 22 within thirty (30) days of its occurrence.

10.9 If COMPANY, any SUBLICENSEE and/or any holder of an option to obtain a SUBLICENSE does not qualify, or at any point during the term of this Agreement ceases to qualify, as a “small entity” as provided by the United States Patent and Trademark Office (USPTO), COMPANY shall so notify HARVARD immediately, in order to permit HARVARD to comply with USPTO regulations as regards payment of fees.

11. RECORD KEEPING

11.1 COMPANY shall keep, and shall require each SUBLICENSEE, and each AFFILIATE of COMPANY and/or any SUBLICENSEE who makes, uses or sells LICENSED PRODUCTS or SERVICES, or who receives payment for same, to keep accurate records (together with supporting documentation) of efforts to meet PERFORMANCE MILESTONEs and of LICENSED PRODUCTs and SERVICES made, used or sold under this Agreement, appropriate to determine the amount of payments due to HARVARD hereunder and compliance with the terms of this Agreement. Such records shall be retained for at least five (5) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an auditor selected by HARVARD, for the sole purpose of verifying reports, payments due or made hereunder and compliance with the terms of this Agreement. In conducting examinations pursuant to this paragraph, HARVARD’s auditor shall have access to all records which HARVARD reasonably believes to be relevant to the accuracy of reports, calculation of payments due under Article 9 and compliance with the terms of this Agreement.

11.2 HARVARD’s auditor shall be bound by a confidentiality agreement prepared by COMPANY, the terms of which confidentiality agreement shall be usual, customary and reasonable under the circumstances, and shall not disclose to HARVARD any information other than information relating to the accuracy of reports and payments made hereunder and compliance with the terms of this Agreement.

11.3 Such examination by HARVARD’s auditor shall be at HARVARD’s expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then COMPANY shall pay the cost of such examination as well as any additional sum that would have been payable to HARVARD had the COMPANY reported correctly, plus interest on said sum at the rate of one-and-one-half percent (1 1/2%) per month pursuant to the terms of Paragraph 10.6 of this Agreement.

12. CONFIDENTIALITY

12.1 Except as otherwise provided in Paragraph 12.2, below, neither party shall disclose to any third party(ies), including without limitation any governmental patent office or agency, nor use except for the purpose of this Agreement, any CONFIDENTIAL INFORMATION, as defined below, of the other party for a period of five (5) years from the date of provision to the receiving party of such CONFIDENTIAL INFORMATION. Each party shall restrict the dissemination of the other party’s CONFIDENTIAL INFORMATION to its employees or agents who have a need to know such information in order to exercise such party’s rights under this Agreement and are bound by obligations of confidentiality and non-use comparable to those set forth in this Article 12.

12.2 Nothing in this Agreement shall limit in any way (i) disclosure of information required by any applicable law, governmental regulator or court of competent jurisdiction or (ii) disclosure of information that is necessary to prevent imminent danger to the safety of one or more persons. Should either party be required to disclose CONFIDENTIAL INFORMATION provided by or on behalf of the other pursuant to part (i) of the preceding sentence, the receiving party shall notify the disclosing party reasonably in advance of such disclosure and shall take all reasonable measures to limit the amount of CONFIDENTIAL INFORMATION that must be disclosed.

12.3 “CONFIDENTIAL INFORMATION” of a party means: (i) with respect to COMPANY, any written report that COMPANY is required to provide to HARVARD pursuant to Articles 5 or 10 of this Agreement and (ii) with respect to HARVARD, any information disclosed by or on behalf of HARVARD (including by any of its employees, students, other trainees or contractors) to COMPANY under this Agreement including, in non-limiting fashion, any information regarding HARVARD PATENT RIGHTS and RESEARCH RESULTS. Notwithstanding the foregoing, information disclosed to either party by the other shall not be deemed CONFIDENTIAL INFORMATION, and the recipient party will have no obligation with respect to such information:

(a) if, as of the date of disclosure, such information is part of the public domain;

(b) if such information subsequently becomes part of the public domain through no act or omission of the recipient party;

(c) if the recipient party can show that such information was in its possession, as evidenced by written records, and had not been wrongfully acquired, directly or indirectly, from the provider party; or

(d) if such information is subsequently disclosed to the recipient by a third party not in violation of any obligation of confidentiality to the provider party; or

(e) if such information is independently developed by receiving party without the use of or reference to disclosing party’s confidential information.

13. PATENT FILING, PROSECUTION AND MAINTENANCE

13.1 Within fifteen (15) days of the EFFECTIVE DATE, COMPANY shall reimburse HARVARD for all documented, out-of-pocket expenses incurred by HARVARD prior to the EFFECTIVE DATE for the preparation, filing, prosecution and maintenance of HARVARD PATENT RIGHTS. Such patent costs are approximately $97,527.58 as of the EFFECTIVE DATE. Thereafter, COMPANY shall reimburse HARVARD for all costs associated with patent prosecution, patent maintenance fees and annuities, and all costs associated with any ex parte patent proceedings (including, but not limited to, patent interference proceedings) related to the HARVARD PATENT RIGHTS and JOINT PATENT RIGHTS and incurred during the term of this Agreement within thirty (30) days of the date of any invoice by HARVARD, as indicated thereon.  HARVARD shall be responsible for the preparation, filing, prosecution, protection and maintenance of all U.S. and foreign patent applications and patents included within the HARVARD PATENT RIGHTS and JOINT PATENT RIGHTS. HARVARD shall consult COMPANY on each step of preparation, filing, prosecution and maintenance of any patent application or patent within the HARVARD PATENT RIGHTS and JOINT PATENT RIGHTS and under HARVARD’s management, and HARVARD shall incorporate COMPANY’s comments where reasonably practicable, but final decision making authority shall vest in HARVARD.

13.2 HARVARD and COMPANY shall cooperate fully in the preparation, filing, prosecution and maintenance of HARVARD PATENT RIGHTS and JOINT PATENT RIGHTS and of all patents and patent applications licensed to COMPANY hereunder, executing all papers and instruments or requiring members of HARVARD (and, if applicable, COMPANY) to execute such papers and instruments so as to enable HARVARD to apply for, to prosecute and to maintain patent applications and patents in HARVARD’s (and, if applicable, COMPANY’s) name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

13.3 During the term of this Agreement, COMPANY may elect to surrender its license under (and, in the case of JOINT PATENT RIGHTS, its rights in) any patent(s) and/or patent application(s) within HARVARD PATENT RIGHTS or JOINT PATENT RIGHTS in any country upon one-hundred-twenty (120) days written notice to HARVARD. Such notice shall not relieve COMPANY from responsibility to reimburse HARVARD for patent-related expenses incurred prior to the expiration of the one-hundred-twenty (120)-day notice period (or such longer period specified in COMPANY’s notice). From the date of its notice, COMPANY shall have no further rights to HARVARD’s interest in such PATENT RIGHTS (and any license thereto granted under this Agreement shall immediately terminate) and HARVARD shall have the rights (i) to prosecute and maintain any such PATENT RIGHTS, at its own or another’s expense, and (ii) to seek other commercial licensees for the rights granted hereunder with respect to such PATENT RIGHTS. In addition, in the event that such PATENT RIGHTS are JOINT PATENT RIGHTS, COMPANY hereby assigns all of its interest in and to such abandoned PATENT RIGHTS to HARVARD.

13.4 Nothing in the Agreement shall affect any right of HARVARD to own and control HARVARD PATENT RIGHTS or its interest in any JOINT PATENT RIGHTS or cause any such right to vest in COMPANY.

14. INFRINGEMENT

14.1 So long as COMPANY remains the exclusive licensee of any issued VALID CLAIM under this Agreement, COMPANY shall have the first right, subject to the terms of this Article, to prosecute in its own name and at its own expense any infringement of such issued VALID CLAIM with respect to LICENSED PRODUCTs and/or SERVICES (“INFRINGEMENT”). Each party agrees to notify the other promptly of each INFRINGEMENT of which such party is or becomes aware. Before COMPANY commences an action with respect to any INFRINGEMENT, COMPANY shall consider in good faith the views of HARVARD and potential effects on the public interest in making its decision whether or not to sue. The decision whether or not COMPANY brings suit, however, shall be at the COMPANY’s sole discretion.

14.2
(a) If COMPANY elects to commence an action as described above, HARVARD may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether HARVARD elects to join as a party, HARVARD shall cooperate fully with COMPANY in connection with any such action. In addition, in the event that COMPANY is unable to initiate or prosecute an action as described above solely in its own name, HARVARD will join such action at the request of COMPANY and, subject to the other terms of this Article 14, will execute those documents necessary for COMPANY to initiate, prosecute and maintain such action, provided that COMPANY shall indemnify and hold HARVARD harmless from and against any costs, expenses and liability that HARVARD incurs in connection with such action.

(b) Whether or not HARVARD becomes a party in any INGRINGEMENT action brought by COMPANY, COMPANY shall keep HARVARD reasonably informed of the progress of the action and shall give HARVARD a reasonable opportunity in advance to consult with COMPANY and offer its views about major decision affecting the litigation. COMPANY shall give careful consideration to those views, but shall have the right to control the action, provided, however, that if COMPANY fails to defend in good faith the validity and enforceability of the PATENT RIGHTS in the action or fails to comply with its obligations under this Article 14, or if COMPANY’s license to a VALID CLAIM in suit terminates or becomes non-exclusive, HARVARD may elect to take control of the action.

(c) COMPANY shall promptly reimburse HARVARD for any costs HARVARD incurs (including, without limitation, reasonable attorneys’ fees) either in providing any cooperation requested by COMPANY or in connection with HARVARD’s involvement in any such action that it joins at the request of COMPANY.

14.3 No settlement, consent judgment or other voluntary final disposition of such an action may be entered into without the prior written consent of HARVARD, which consent shall not be unreasonably withheld, conditioned or delayed.

14.4 Recoveries or reimbursements from actions commenced by COMPANY pursuant to this Article (including, without limitation, from any settlement or other voluntary disposition thereof) shall first be applied to reimburse COMPANY and HARVARD (to the extent COMPANY has not already reimbursed HARVARD) for all litigation costs. With respect to any remaining recoveries or reimbursements, HARVARD shall receive thirty percent (30%) and COMPANY shall retain seventy percent (70%).

14.5 If COMPANY elects not to exercise its right to prosecute an infringement of PATENT RIGHTS pursuant to this Article, HARVARD may do so at its own expense, controlling such action. COMPANY shall cooperate fully with HARVARD in connection with any such action. HARVARD shall reimburse COMPANY for any costs COMPANY incurs (including, without limitation, reasonable attorneys’ fees) in providing any cooperation requested by HARVARD. Recoveries or reimbursements from actions commenced by HARVARD pursuant to this Article (including, without limitation, from any settlement or other voluntary disposition thereof) shall first be applied to reimburse HARVARD for all litigation costs and COMPANY (with respect to costs for which HARVARD has not already reimbursed COMPANY) for any costs COMPANY incurs (including, without limitation, reasonable attorneys’ fees) in providing any cooperation requested by HARVARD. With respect to any remaining recoveries or reimbursements, HARVARD shall retain seventy percent (70%) and COMPANY shall receive thirty percent (30%).

14.6 Without limiting the generality of Paragraph 14.5, HARVARD may, at its election and by written notice to COMPANY, establish a period, ending on the earlier of (x) ninety (90) days from the date of such notice or (y) thirty (30) days prior to the last date by which an infringement action may be filed to recover damages for all the infringing acts in question, for COMPANY to decide whether to prosecute any infringement of which HARVARD is or becomes aware. If COMPANY has not commenced such an action by the end of that period, COMPANY shall be deemed to have elected not to exercise its right to prosecute such infringement and HARVARD may prosecute such infringement in accordance with Paragraph 14.5.

14.7 If a declaratory judgment action is brought naming COMPANY and/or any SUBLICENSEE as a defendant and alleging invalidity or unenforceability of any claims within PATENT RIGHTS, COMPANY shall promptly notify HARVARD in writing and, notwithstanding the above, HARVARD may elect, upon written notice to COMPANY within thirty (30) days after HARVARD receives notice of the commencement of such action, to take over the sole defense of the invalidity or unenforceability aspect of the action at its own expense.

15. TERMINATION OF AGREEMENT

15.1 This Agreement, unless terminated as provided herein, shall remain in effect until the date upon which the last VALID CLAIM has expired or been abandoned.

15.2  HARVARD may terminate this Agreement as follows:

(a) If COMPANY does not make a payment due hereunder (including, without limitation, any payment under Paragraph 2.5) and fails to cure such non-payment (including the payment of interest in accordance with Paragraph 10.6) within thirty (30) days after the date of notice in writing of such non-payment by HARVARD.

(b) Pursuant to the terms of Paragraph 18.5, if COMPANY defaults in its obligations under Paragraph 18.3 to procure and maintain insurance or, if COMPANY has in any event failed to comply with the notice requirements contained therein, then immediately without notice or additional waiting period.

(c) If HARVARD is permitted to terminate the Agreement pursuant to Paragraph 5.6.

(d) If COMPANY shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon HARVARD giving written notice to COMPANY.

(e) If an examination by HARVARD’s auditor pursuant to Article 11 shows an underreporting or underpayment by COMPANY in excess of 20% for any twelve (12) month period and the underreporting is not the result of fraud or intentional misconduct on the part of a SUBLICENSEE, in which case COMPANY shall immediately enforce its rights against such SUBLICENSEE in accordance with Paragraph 6.7.

(f) If COMPANY is convicted of a felony relating to the manufacture, use, or sale of LICENSED PRODUCT(s). Such termination shall be effective immediately upon HARVARD giving written notice to COMPANY.

(g) Except as provided in subparagraphs (a), (b), (c), (d), (e) and (f) above, if COMPANY defaults in the performance of any obligation under this Agreement, then within ninety (90) days of written notice by HARVARD to LICENSEE of such default, if such default then remains uncured.

15.3 COMPANY may terminate this Agreement as follows:

(a) At any time upon ninety (90) days prior written notice to HARVARD, provided however, that, except as provided in Paragraph 2.3, (i) if COMPANY provides notice of termination on or prior to the date twenty (20) months from the EFFECTIVE DATE, it shall continue to fund the RESEARCH through the end of the second year of the RESEARCH PERIOD, but shall not be required to fund the third year of the RESEARCH PERIOD and (ii) if COMPANY provides notice of termination after the date twenty (20) months from the EFFECTIVE DATE, it shall continue to fund the RESEARCH through the end of the RESEARCH PERIOD. COMPANY shall remain responsible for patent expenses incurred by HARVARD through the end of such ninety (90) days, and shall pay such expenses within 30 days of invoice to COMPANY by HARVARD.

(b) In the event that HARVARD commits a material breach of its obligations under this Agreement and fails to cure that breach within ninety (90) days after receiving written notice thereof from COMPANY, the COMPANY may terminate this Agreement immediately upon written notice to HARVARD. If COMPANY terminates this Agreement pursuant to this subparagraph 15.3(b), COMPANY shall not be responsible for payment of any further obligations to HARVARD, including but not limited to funding RESEARCH or patent expenses, but shall remain responsible for all payment obligations incurred during the term hereof.

15.4 Upon termination, COMPANY shall submit a final Royalty Report to HARVARD and all payment obligations accruing under this Agreement prior to the date of termination shall become immediately payable, subject to the limitation of subparagraph 15.3(b).

15.5 Upon termination pursuant to Paragraph 15.2 or 15.3, whether by HARVARD or by COMPANY,

(a)  the rights and licenses granted to COMPANY under Paragraph 4.1 of this Agreement shall terminate;

(b) COMPANY, SUBLICENSEE(s) and the AFFILIATE(s) of either shall not be entitled to develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of- or otherwise transfer title to any LICENSED PRODUCTs;

(c)  any agreement(s) in effect as of the date of termination and containing any SUBLICENSE(s) shall be treated in accordance with Paragraph 6.5 of this Agreement;

(d)  each party shall have a fully-paid up, non-exclusive, worldwide license (with the right to grant sublicenses) under the other party’s interest in and to the JOINT PATENT RIGHTS (except for any JOINT PATENT RIGHTS in which COMPANY previously has abandoned its interest pursuant to this Agreement) for any and all purposes; and

(e)  if, after termination of this Agreement, either COMPANY or HARVARD declines or fails to support a fifty percent (50%) share of costs incurred in preparation, filing, prosecution and maintenance of any of the JOINT PATENT RIGHTS, such party shall have no further rights in such JOINT PATENT RIGHTS and the other party’s license in such JOINT PATENT RIGHTS shall become exclusive, and such other party will have the right either to maintain such JOINT PATENT RIGHTS or to allow such JOINT PATENT RIGHTS to become abandoned without further accounting to the non-paying party; provided, however, that HARVARD shall, in any event, retain the right, for itself and others, to practice such JOINT PATENT RIGHTS for NON-COMMERCIAL RESEARCH PURPOSES.

15.6. In addition, in the event of termination by COMPANY pursuant to Paragraph 15.3(a) or by HARVARD pursuant to Paragraph 15.2 hereof, upon such termination COMPANY shall promptly deliver and assign to HARVARD all documents and other materials filed by or on behalf of COMPANY and its AFFILIATEs with regulatory agencies in furtherance of applications for regulatory approval in the relevant country with respect to LICENSED PRODUCTs (“ASSIGNED MATERIALS”), subject to the following:

(a) If this Agreement is terminated after January 1, 2010 and HARVARD thereafter grants a license under- or with respect to- or otherwise delivers any of the ASSIGNED MATERIALS to a third party as part of a license under any HARVARD PATENT RIGHTS and/or JOINT PATENT RIGHTS, Harvard shall pay COMPANY royalties in the amount of twenty-five percent (25%) of all NET HARVARD RECEIPTS, as defined below, actually received by HARVARD. All such royalties shall be paid by HARVARD concurrently with the distributions it makes for its other technologies within twelve months of receipt, but in any case no later than June 30 of each year. With such distribution, Harvard shall provide a financial accounting showing HARVARD RECEIPTS, as defined below, received during the preceding twelve months and all deductions therefrom, and HARVARD’s reports shall be CONFIDENTIAL INFORMATION of HARVARD.

(b) “NET HARVARD RECEIPTS” shall mean HARVARD RECEIPTS less HARVARD EXPENSES, as defined below.

(c) “HARVARD RECEIPTS” shall mean all amounts in cash and other consideration actually received by HARVARD in connection with the grant of a license under any of the HARVARD PATENT RIGHTS and/or JOINT PATENT RIGHTS, in which license HARVARD also grants rights in the ASSIGNED MATERIALS; provided that “HARVARD RECEIPTS” shall not include payments specifically committed to cover future costs to be actually incurred by HARVARD (including customary overhead) in accordance with detailed budgets and research work plans included in sponsored research or research and license agreements relating to the HARVARD PATENT RIGHTS or JOINT PATENT RIGHTS.

(d) “HARVARD EXPENSES” shall mean all out-of-pocket expenses and professional fees, including legal fees, patent agent fees and fees paid to other experts, incurred by HARVARD in connection with: (a) the preparation, filing, prosecution, maintenance or enforcement of any patent application or patent included in the HARVARD PATENT RIGHTS or JOINT PATENT RIGHTS; or (b) the preparation, negotiation, execution and/or enforcement of any agreement relating to the grant of licenses under or with respect to any or all of the HARVARD PATENT RIGHTS, JOINT PATENT RIGHTS and/or the ASSIGNED MATERIALS.

For clarity, if this Agreement is terminated by COMPANY pursuant to Paragraph 15.3(a) or by HARVARD pursuant to Paragraph 15.2 hereof prior to January 1, 2010, COMPANY shall not be entitled to any consideration if HARVARD thereafter grants a license under or with respect to or otherwise delivers any of the ASSIGNED MATERIALS to a third party.

15.7 Paragraphs 6.5, 6.7, 10.3, 10.4 (but only to the extent of a report that covers the year in which termination occurs), 10.6, 13.2, 15.3, 15.4, 15.5, 15.6, 15.7, 23.1, 23.8, 23.9, 23.10, 23.11, 23.12, ; Paragraphs 14.2, 14.3 and 14.4 (each only with regard to litigation that (i) is brought after expiration, but not earlier termination by either party, of this Agreement, or (ii) is commenced prior to termination by either party of this Agreement); and Articles 11, 12, 17, 18 and 19 of this Agreement shall survive termination.

16. WARRANTY

16.1 HARVARD does not warrant the validity of any of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the HARVARD PATENT RIGHTS or JOINT PATENT RIGHTS (if any) or that such PATENT RIGHTS may be exploited by COMPANY or any SUBLICENSEE without infringing other patents. COMPANY does not warrant the validity of any of the JOINT PATENT RIGHTS (if any) or that the JOINT PATENT RIGHTS may be exploited by any party without infringing other patents. COMPANY does not warrant the validity of the JOINT PATENT RIGHTS (if any) or that such JOINT PATENT RIGHTS may be exploited by any party without infringing other patents.

16.2 HARVARD EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS, OR INFORMATION SUPPLIED BY HARVARD, OR OF LICENSED PRODUCTS OR SERVICES CONTEMPLATED BY THIS AGREEMENT. HARVARD ALSO MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY TANGIBLE RESEARCH PROPERTY, INTELLECTUAL PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO COMPANY, OR AS TO THE CONDITION, ORIGINALITY OR ACCURACY OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESULTS OF THE RESEARCH.

17. LIMITATION OF LIABILITY

IN NO EVENT SHALL HARVARD BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER HARVARD KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. HARVARD’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY COMPANY TO HARVARD UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), OR ANY OTHER GROUNDS.

18. INDEMNIFICATION

18.1 COMPANY shall indemnify, defend and hold harmless HARVARD and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “INDEMNITEES”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “CLAIMS”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement. Neither COMPANY nor HARVARD shall settle any CLAIM without the prior written consent of the other, which consent shall not be unreasonably withheld.

18.2 COMPANY shall, at its own expense, provide attorneys reasonably acceptable to HARVARD to defend against any actions brought or filed against any INDEMNITEE hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

18.3 Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY, or by a SUBLICENSEE or agent of COMPANY, COMPANY shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate and naming the INDEMNITEES as additional insureds. During clinical trials of any such product, process or service, COMPANY shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as HARVARD shall require, naming the INDEMNITEES as additional insureds. Such commercial general liability insurance shall provide

(a) product liability coverage and

(b) broad form contractual liability coverage for COMPANY’s indemnification under this Agreement.

18.4 If COMPANY elects to self-insure all or part of the limits described above in Paragraph 18.3 (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to HARVARD and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of COMPANY’s liability with respect to its indemnification under this Agreement.

18.5 COMPANY shall provide HARVARD with written evidence of such insurance upon request of HARVARD. COMPANY shall provide HARVARD with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, HARVARD shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

18.6 COMPANY shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during

(a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by COMPANY or by a SUBLICENSEE or agent of COMPANY and

(b) a reasonable period after the period referred to in (a) above which in no event shall be less than fifteen (15) years.

19. USE OF NAMES

Neither party shall use the other party’s name or insignia, or any adaptation of them, and COMPANY shall not use the name of the PRINCIPAL INVESTIGATOR or other HARVARD researcher(s), in any advertising, promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of the other party. This restriction shall not apply to (i) annual- or other periodical reports prepared by either party in the normal course of business, and (ii) to any information required by law to be disclosed to any governmental entity. In addition, the parties may acknowledge COMPANY’s support for the investigations being pursued under this Agreement. In any such statement, the relationship of the parties shall be accurately and appropriately described.

20. SECURITY INTERESTS

COMPANY shall not enter into any agreement under which COMPANY grants to- or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to COMPANY herein. Any such interest purported or attempted to be created in violation of the terms of this Article 20 shall be null and void and of no legal effect.

21. ASSIGNMENTS

Without the prior written consent of the other party in each instance, neither party shall assign this Agreement or any of the rights granted- or obligations assumed hereunder to any third party, whether voluntarily or involuntarily, by operation of law or otherwise. Any assignment purported or attempted to be made in violation of the terms of this Article 21 shall be null and void and of no legal effect.

22. NOTICES

Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either

(a) delivered in person,

(b) mailed certified mail return receipt requested,

(c) made by overnight delivery, or

(d) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to COMPANY:

DNAPrint Genomics, Inc.
900 Cocoanut Avenue
Sarasota, FL 34231

Attn.: Richard Gabriel

facsimile: (941) 921-2821

with a copy to:

Thomas P. McNamara, P.A.
2909 Bay to Bay Blvd.
Suite 309
Tampa, FL 33629

Attn: Robert C. Sanchez, Esq.

facsimile: (813) 837-1532

If to HARVARD:

Office of Technology Development
Harvard Medical School
Gordon Hall, Room 414
25 Shattuck Street
Boston, MA 02115

Attn.: Director

facsmile: (617) 432-2788

with a copy to:

Office of Technology Development
Harvard University
Holyoke Center 727
1350 Massachusetts Avenue
Cambridge, Massachusetts 02138

Attn.: Chief Technology Development Officer

facsimile: (617) 495-9568

By such notice either party may change their address for future notices.

Notices delivered in person shall be deemed given on the date delivered. Notices mailed shall be deemed given on the date postmarked on the envelope. Notices sent by overnight carrier shall be deemed given on the date received by such carrier, as indicated on the shipping manifest or waybill. Notices sent by fax shall be deemed given on the date faxed.

23. MISCELLANEOUS

23.1 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts and the United States of America. Sole jurisdiction is granted to the competent courts in Boston, Massachusetts.

23.2 COMPANY shall comply with all applicable laws and regulations. The transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things prohibit or require a license for the export of certain types of technical data to certain specified countries. COMPANY hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by COMPANY and/or any SUBLICENSEE(s), or by any AFFILIATE(s) of either, and that it will defend and hold HARVARD harmless in the event of any legal action of any nature occasioned by such violation.

23.3 COMPANY and/or any SUBLICENSEE(s), as appropriate, shall obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTs.

23.4 COMPANY and/or any SUBLICENSEE(s), as appropriate, shall utilize appropriate patent and/or trademark marking on LICENSED PRODUCTs.

23.5 Notwithstanding anything in this Agreement to the contrary, neither party shall be deemed to be in breach of its obligations under this Agreement as a result of non-performance or partial performance of any of its obligations under this Agreement due to any cause beyond the non-performing party’s reasonable control, including any (i) act of God, (ii) failure or shortage of power supplies, (iii) fire, (iv) strike, lock-out, trade dispute or other labor disturbance, wherein such strike, lockout, dispute or disturbance does not involve employees of the non-performing party, (v) the act or omission of Government or governmental authority, including but not limited to the FDA (including FDA recommendations relating to market withdrawals), public telecommunications operators or administrative or other competent authority, (vi) war, military operations or public riot, or (vii) delay or failure in manufacture, production or supply by third parties of any goods or services, wherein alternate sources of such goods or services are not reasonably available to the non-performing party.

23.6 COMPANY shall register or record this Agreement as is required by law or regulation in any country where the license is in effect.

23.7 During the period of exclusivity of this license in the United States, COMPANY shall cause any LICENSED PRODUCT produced for sale in the United States to be manufactured substantially in the United States.

23.8 This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or formal business organization of any kind.

23.9 Waiver by either party of any obligation under this Agreement shall not be construed as waiver of any such subsequent or other obligation of the party hereunder.

23.10 Should a court of competent jurisdiction hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

23.11 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to in a writing signed by the duly-authorized representative of each of the parties.

23.12 This Agreement shall be binding upon the respective successors, legal representatives and assignees of HARVARD and COMPANY.

23.13 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

PRESIDENT AND FELLOWS    DNAPRINT GENOMICS, INC.
OF HARVARD COLLEGE

/s/ Isaac Kohlberg                                                          /s/ Richard Gabriel
Isaac Kohlberg                                                               Richard Gabriel
Chief Technology Development Officer                     President
Harvard University                                                         DNA Print Genomics, Inc.

_____________________                             _____________________
Date                                                                                 Date

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I will act in accordance with its terms.

/s/ Jose A. Halperin
Jose A. Halperin

______________________
Date

Appendix A
RESEARCH PLAN

Studies of the diagnostic use of glycated CD59:

1)	As a surrogate marker of vascular complications of diabetes.
2)	As a marker for early detection of impaired glucose tolerance (IGT)

The work described herein will be carried out at the Laboratory of Translational Research, Harvard Medical School and will be sponsored in part by DNAPrint Genomics, Inc. pursuant to this Agreement. The objectives of this RESEARCH PLAN are:

A) Generating the basic tools for an ELISA-based assay that will allow the demonstration of proof-of-concept through analysis of clinical samples generated under NIH award number RFA-DK 02-016, which covers the funding period September 30, 2002 through September 29, 2007 and which will be supplemented by support provided by DNAPrint under this Agreement.

B) Optimization of reagents and method development. In an effort to shorten time needed for entering preclinical development we will work simultaneously on two above mentioned objectives.

Toward the goal of meeting the above objectives, the following research activities are planned to be performed under this Agreement, with times measured from the EFFECTIVE DATE:

A) Generating the basic tools for an ELISA-based assay that will allow the demonstration of proof-of-concept through analysis of clinical samples in the NIH sponsored grant.

I.   Develop an ELISA-type assay for the detection of glycated CD59 in body fluids (duration 10 to 12 months, within months 1 to 12).

1.	Generation of a monoclonal antibody (mouse or rabbit) that recognizes specifically glycated CD59 in the body fluids (urine and/or plasma and/or saliva) for use in an ELISA-type assay.
2.	Generation of a monoclonal antibody that recognizes specifically total CD59 (total means glycated and non glycated) to be used as capture antibody in an ELISA type assay.
3.	Establishment and validation of the appropriate method to quantitatively measure the glycated CD59/total CD59 ratio in body fluids.

II. Analyze a clinical study on glycated CD59 as a surrogate marker of diabetic complications (duration 10 to 12 months, within months 8 to 20)

Clinical work is aimed at determining the diagnostic value of glycated CD59, including:

1.  Correlation between glycated CD59 and hemoglobin A1C in diabetic patients.
2.  As a marker of diabetic nephropathy.
3.  To identify the population at risk of developing diabetic nephropathy.
4.	As a marker of the population at risk of developing accelerated cardiovascular diseases as a consequence of diabetes.
5.  To identify the population with IGT.

B) Optimization of reagents and method development. In an effort to shorten time needed for entering preclinical development we will work simultaneously on two above mentioned objectives.

I. Antibody Selection and Basic Characterization (duration 14 to 18 months, within months 6 to 24)

1.	Determination of saturation curves.
2.	Determination of specificity.
3.	Determination of affinity constants.
4.	Development of quality control protocols to establish reproducibility of results.
For these purposes we will use secondary antibodies with traditional ELISA-compatible detection systems

II. Peptide Immunogens Optimization (duration 10 to 14 months, within months 10 to 24)

For research purposes, the Harvard team has used as immunogens the 14-amino acid synthetic peptide hCD5937-50 and its glycated form. In an effort to raise higher affinity and specificity antibodies for commercial utilization, we may need to optimize the immunogenic CD59 peptides.

Synthesis of immunogenic peptides of different length and presentations derived from different epitopes in human CD59:

1.	the active non-glycated site,
2.	the active glycated site, and
3.	an immunogenic sequence that does not overlap with the active site.

Synthesis of non-glycated immunogens will be carried out by BioSynthesis, Lewisville, TX, or Advanced ChemTech, Leuisville, Kentucky.

III. Monoclonal Antibody Development (duration 10 to 14 months, within months 17 to 30)

A menu of monoclonal anti-bodies will be developed to select the optimal based on affinity, specificity, and stability of the clone. These antibodies will recognize specifically glycated CD59 in body fluids (urine and/or plasma and/or saliva):

1.	Rabbit Monoclonal Antibodies against different immunogens will be developed with Epitomics, in Burlingame, California, using their proprietary Rabbit fusion partner cells.
2.	Mouse monoclonal antibodies will be developed at Neoclone, in Madison, Wisconsin using their exclusive AML-MYC retrovirus transfection method.

IV. Assay Development and Optimization as a Research Tool (duration 10 to 12 months, during months 24 to 36)

1. Selection of either primary or secondary antibody-based assay
2. Assay configuration (immobilization, blocking, bound from free separation, capture-detection antibody pair selection, enzyme/substrate selection, and incubation conditions).
3. Optimization of detection system for maximal sensitivity and reproducibility
4. Establishing standard curves for glycated- and non-glycated CD59 using the immunogens as standards

Efforts outlined under entries II-IV aim to continue and address issues important to understanding in detail the biochemistry, physioogical and pathophysiological role of CD59 glycation in different sites. In addition, it is hoped that these efforts will provide a timely back-up for the different components of the immunoassay namely, antigen, antibody and analyzers and may identify new applications of this immunoassay. In the event that DNAPrint faces technical problems in performance of the work detailed in the Product Development Plan, we hope to be able to provide expertise and optional components with which they might reconfigure the immunoassay.

Appendix B
Research Sponsorship Payment Schedule

Amounts owed by COMPANY to HARVARD pursuant to this Agreement for support of the RESEARCH are payable on the following schedule and in the amounts specified therein:

(i) two-hundred-sixteen-thousand-two-hundred-thirty-three dollars ($216,233) upon execution of this Agreement;

(ii) two-hundred-sixteen-thousand-two-hundred-thirty-three dollars ($216,233) on- or before the date three (3) months after the EFFECTIVE DATE;

(iii) two-hundred-sixteen-thousand-two-hundred-thirty-three dollars ($216,233) on- or before the date six (6) months after the EFFECTIVE DATE;

(iv) two-hundred-sixteen-thousand-two-hundred-thirty-two dollars ($216,232) on- or before the date nine (9) months after the EFFECTIVE DATE;

(v) two-hundred-six-thousand-ninety-seven dollars ($206,097) on- or before the first anniversary of the EFFECTIVE DATE;

(vi) two-hundred-six-thousand-ninety-seven dollars ($206,097) on- or before the date three (3) months after the first anniversary of the EFFECTIVE DATE;

(vii) two-hundred-six-thousand-ninety-seven dollars ($206,097) on- or before the date six (6) months after the first anniversary of the EFFECTIVE DATE;

(viii) two-hundred-six-thousand-ninety-six dollars ($206,096) on- or before the date nine (9) months after the first anniversary of the EFFECTIVE DATE;

(ix) two-hundred-eleven-thousand-three-hundred-forty-six dollars ($211,346) on- or before the second anniversary of the EFFECTIVE DATE;

(x) two-hundred-eleven-thousand-three-hundred-forty-five dollars ($211,345) on- or before the date three (3) months after the second anniversary of the EFFECTIVE DATE;

(xi) two-hundred-eleven-thousand-three-hundred-forty-five dollars ($211,345) on- or before the date six (6) months after the second anniversary of the EFFECTIVE DATE; and

(xii) two-hundred-eleven-thousand-three-hundred-forty-five dollars ($211,345) on- or before the date nine (9) months after the second anniversary of the EFFECTIVE DATE,

Appendix C
Budget

<see attached>

Appendix D
Product Development Plan

I. Overview

Diagnostic use of glycated CD59:

As a surrogate marker of vascular complications of diabetes; and
As a marker for early detection of impaired glucose tolerance (IGT)

This Product Development Plan takes into account the RESEARCH PLAN of Appendix B of this Agreement.

The work described herein will be the responsibility of COMPANY. It will be carried out by COMPANY and/or a SUBLICENSEE(s), or outsourced to a third partner of either. Its essential components are:

1.  Preclinical Development

To develop a robust, sensitive, reproducible, and cost-effective prototype ELISA assay for the determination of glycated CD59 in body fluids in general and in urine in particular. The company will be responsible for developing these methods in compliance with FDA’s regulatory guidelines for the development of in vitro diagnostic (IVD) tests of this type.

2.  Clinical Trials

Use of the prototype ELISA assay of part I, above, in conducting clinical trials that will demonstrate the clinical utility of this immunoassay for the above-mentioned applications, following clinical research regulatory guidelines for this type of diagnostic test.

3. Supervision, Consultants, Manufacturing, Regulatory Process And Commercial Development

(a) To prepare and file for approval the optimized ELISA assay, an IVD, as a medical device to the FDA.

(b) To develop a commercialization strategy for manufacturing and marketing the diagnostic test.

This Product Development Plan outlines in a very schematic manner the main activities that will be performed to translate results generated in the RESEARCH PLAN into an FDA-approved diagnostic kit for the indication mentioned above. In addition, sets forth the key steps that will be performed in order to bring this diagnostic kit to market.

II. Development Timetable (measured from the EFFECTIVE DATE).

1. Preclinical Development

(a) Develop a prototype ELISA assay for the detection of glycated CD59 in body fluids, primarily in urine.

(i) Selection and Characterization (duration 8-12 months, within months 12-24)

A.Selection of either primary or secondary antibody-based
assay;

B.
Assay configuration including general purpose reagents (GPR) and other components of the diagnostic kit such as, immobilization, blocking, bound from free separation, capture-detection antibody pair selection, enzyme/substrate selection, and incubation conditions;

C. Assay optimization, for maximal sensitivity and
reproducibility;

D. Linear range of assay;

E. Determination of saturation curves;

F. Determination of specificity;

G.	Determination of affinity constants;

H.	Establishing standard curves for glycated- and non-glycated CD59 using the immunogens as standards.

(ii) Formulation of the Gold Standard (duration 6-12 months, within months 14-26)

A.	Optimize method to generate pure human CD59 for assay kit (CHO cells vs baculovirus);

B. Optimization of a glycation method for glycated CD59
standard;

C.	Characterization and quantification of glycated- and non-glycated CD59 standards by mass-spec characterization;

D.	Preparation of human CD59-depleted serum to control for matrix effects.

(iii) Securing the supply of reagents included in the prototype ELISA assay and experimental kit production (duration 10-12 months, within months 16-28)

A.	Establish/outsource the large-scale production of antibodies required and develop quality control protocols for these products (incoming component validation);

B.	If appropriate, in-license antibodies needed for the prototype ELISA assay;

C.	Establish/outsource the assembly of the experimental ELISA kit for the clinical studies and develop a distribution/storage and testing instructions;

D. Establish QA procedures for testing production version of kit; and

E. Undertake failure analysis.

(b) Assay Validation (duration 4 to 6 months, within months 26 to 32)

(i) Compliance of assay with the Clinical Laboratory Standards Institute (CLSI) guidelines. Establish parameters such as sensitivity, coefficients of variation for both within-day, day-to-day and within-run precision;

(ii) Initiate stability studies (accelerated and real-time).

2. Clinical Trials

(a) Study Design (duration 2 to 4 months, within months 28 to 32)

i) Setting-up objectives and criteria for selecting population, sites, size and duration;

(ii) Establish collection precautions (e.g. patient preparation, frequency, handling and storage);

(iii) Setting end-point criteria; and

(iv) Staffing with study coordinators and a statistician.

(b) Clinical Trials and Results Analysis (duration 10 to 12 months, within months 32 to 44)

(i) Statistical evaluation;

(ii) Establish performance characteristics;

(iii) Specificity, cross-reactivity/interference studies;

(iv) Correlate results with HbA1c and other clinical parameters;

(v) Establish reference ranges; and

(vi) Identify limitations of the IVD test.

3.  Supervision, Consultants, Manufacturing, Regulatory Process And Commercial Development

(a) Within 3 months, retain appropriate consultant in diagnostic test development in general and immunoassay development in particular;

(b) Within 6 months, negotiate a tentative contract with mAb supplier;

(c) Within 4 to 6 months, hire appropriate scientific personnel, e.g. expert(s) in immunology assay development to work closely with the research laboratory in preparation for the technology transfer and preclinical development. (Dr. Barbara Handelin has been hired as Director of Diagnostics at DNAPrint Inc.);

(d) Within 6 to 8 months, establish a Scientific Advisory Board to monitor the progress of the Harvard (LTR)-DnaPrint Genomics Inc. sponsored research;

(e) Within 14 to 18 months, submit production plan for kits needed for the clinical trials;

(f) Within 18 to 24 months, submit detailed Development Plan;

(g) Within 30 to 32 months, start the Clinical Trial required for FDA approval;

(h) Within 30 to 34 months, generate a tentative Production Plan;

(i) Prepare the documentation for filing and file with the FDA:

A. Within 26 months, pre-IDE - informal pre-submission process;

B. Within 30 months, investigational device exemption (IDE); and

C. Within 44 months, if needed, submit a Premarket notification 510(k)]. Review of a 510(k) is based on the evaluation of the analytical performance characteristics of the new device compared to the predicate and includes data such as:

•	the bias or inaccuracy of the new device;

•	the imprecision of the new device;

•	the analytical specificity and sensitivity;

•	substantial equivalency (SE) of a new device to a predicate device;

•	quality control (QC) - monitors the analytical performance of the entire test system or only one aspect of it; and

•
GMP requirements, part of the Quality System Regulations, which require that the manufacturer will have in place a quality system for the design, manufacture, packaging, labeling, storage, installation, and servicing of finished medical devices intended for commercial distribution in the United States.